Exhibit 99.1

FMC Corporation 1735 Market Street Philadelphia, PA 19103

215.299.6000 phone
215.299.5998 fax

News Release	www.fmc.com

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

Investor Relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Authorizes $250 Million of Stock Repurchases and Plans to Increase Quarterly Dividend by 17 Percent

PHILADELPHIA, April 24, 2007 — FMC Corporation (NYSE: FMC) announced today that its Board of Directors authorized the repurchase of up to $250 million of the Company’s common stock. The Company’s Board also announced its plan to increase the quarterly dividend by 17 percent, from $0.18 to $0.21 per quarter, commencing with the next quarterly dividend, expected to be paid in July 2007.

William G. Walter, Chairman of the Board, President and Chief Executive Officer said, “Today’s announcement reflects our continued confidence in FMC’s ability to generate consistent earnings growth and cash flow. We believe that the strength of our businesses coupled with our disciplined financial management will enable us to continue to invest in and grow our existing businesses, pursue external growth opportunities, and reward shareholders with additional liquidity and a regular cash dividend.”

The new $250 million share repurchase program replaces the $150 million program authorized in February 2006 under which approximately 1.7 million shares have been repurchased at a cost of $110 million, including $20 million of repurchases in the quarter ended March 31, 2007. Although the share repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time, the Company expects that the program will be accomplished over the next two years. The Board formally declares quarterly dividends at its regularly scheduled meetings in June, August, December and February, subject to financial, strategic and other considerations; and the Board may modify or cease future dividend payments at any time.

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Page 2/FMC Corporation Authorizes $250 Million of Stock Repurchases and Plans to Increase Quarterly Dividend by 17 Percent

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that address the continuation of regular quarterly dividends, the completion of our stock buyback program, and the future strength of our business and cash flow are forward-looking statements and are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2006 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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